UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2005

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-2979	No. 41-0449260
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Montgomery Street, San Francisco, California 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 1-800-292-9932

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective August 1, 2005, with his election by the Company’s Board of Directors as President and Chief Operating Officer of the Company, the Human Resources Committee of the Board increased the annual base salary of John G. Stumpf from $550,000 to $700,000 and pursuant to the Company’s Long-Term Incentive Compensation Plan (the “Plan”) and the form of Non-Qualified Stock Option Agreement filed as Exhibit 10 hereto and incorporated by reference (the “NQSO Agreement”), granted him an option to purchase 95,440 shares of the Company’s common stock. Also effective August 1, 2005, with their election by the Board as Senior Executive Vice Presidents of the Company, the Committee increased the annual base salaries of Howard I. Atkins, David A. Hoyt and Mark C. Oman from $550,000 to $600,000 and pursuant to the Plan and the form of NQSO Agreement, granted each an option to purchase 63,630 shares of the Company’s common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 1, 2005, the Company’s Board of Directors elected John G. Stumpf as President and Chief Operating Officer of the Company and Howard I. Atkins, David A. Hoyt and Mark C. Oman as Senior Executive Vice Presidents of the Company. Mr. Stumpf, age 51, had served as the Company’s Group Executive Vice President for Community Banking since July 2002. From May 2000 to June 2002, he served as the Company’s Group Executive Vice President for Western Banking. Mr. Hoyt will continue to head the Wholesale Banking Group, and Mr. Oman will continue to head the Home and Consumer Finance Group. Mr. Atkins will continue to serve as Chief Financial Officer of the Company. Richard M. Kovacevich will continue to serve as Chairman and Chief Executive Officer of the Company. Under the Company’s retirement policy for members of the Company’s management committee, an executive officer must retire not later than December 31 of the year in which the officer attains the age of 65. Mr. Kovacevich will turn 65 in 2008.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10	Form of Non-Qualified Stock Option Agreement, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 1, 2005	WELLS FARGO & COMPANY

	By:	/s/ Avid Modjtabai
Avid Modjtabai
Executive Vice President